MidWestOne Announces New President and Chief Operating Officer IOWA CITY, Iowa, July 06, 2020 (GLOBE NEWSWIRE) -- MidWestOne Financial Group today announced the appointment of Mr. Len Devaisher as President and Chief Len Devaisher Operating Officer for both MidWestOne Financial Group and MidWestOne Bank effective July 27, 2020. Mr. Devaisher most recently was Old National Bank’s Wisconsin Region Chief Executive Officer. He has more than 19 years of banking experience with focused expertise in commercial banking and business development. “Len has a record of superb accomplishment from his time at Old National. More importantly, he is a wonderful choice to lead and continue to develop our corporate culture. We have been impressed by the quality of his professional achievement as well as the quality of the person,” said current President and CEO Charles N. Funk, who will continue in his role as Chief Executive Officer for MidWestOne Financial Group and Chief Executive Officer for MidWestOne Bank. Len has been committed to community development and is a member of the boards of directors for Madison Region Economic Partnership and Downtown Madison Inc. He is currently serving as Vice President of Resource Development for United Way of Dane County. Earlier in his career, Len spent three years in Tanzania as Chief Operating Officer of Young Life Africa leading finance, human resources, and legal compliance, MidWestOne Financial Group President and Chief Operating Officer effective July 27, 2020 and setting up the organizational infrastructure for affiliates across Africa. “The Board of Directors invested considerable time and diligence in their search to find the necessary expertise and strength of character needed to move the company forward,” said Chairman Kevin W. Monson. “We thank our Search Committee, led by Lead Director Tracy McCormick. In Len they identified a solid banker with strong skills to manage corporate profitability and growth.” “Leadership is about service, and MidWestOne is a leader. Its commitment to its customers, employees, and the communities where it operates are the heart of what community banking is all about,” commented Devaisher. “I look forward to serving alongside the MidWestOne team to take great care of our customers and those who should be, partner with our neighbors to make our communities stronger, and continue growing our people and our organization.” Mr. Devaisher earned a Bachelor of Science degree in Economics from the University of Evansville, completed the American Bankers Association Stonier Graduate School of Banking, and earned a leadership certificate in banking from The Wharton School at the University of Pennsylvania. About MidWestOne Financial Group, Inc. MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, Florida, and Colorado. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.com. MidWestOne trades on the Nasdaq Global Select Market under the symbol “MOFG”. For more information contact: Peg Hudson Senior Vice President, CMO 563.590.2193 phudson@midwestone.com A photo accompanying this announcement is available at https://pr.globenewswire.com/FileDownloader/DownloadFile? source=pnr&fileGuid=e4359f9b-4e6c-40c4-a815-8625805c2158